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                                                                    EXHIBIT 15
December 5, 2003

Vodafone Group Plc
Vodafone House
Newbury, Berkshire
RG14 2FN
England

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Vodafone Group Plc for the periods ended September 30, 2003 and 2002, as indicated in our report dated December 3, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Report on Form 6-K for the interim period ended September 30, 2003 is incorporated by reference in this Registration Statement on Form F-3 of Vodafone Group Public Limited Company.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Chartered Accountants
London, England